Exhibit 10.3

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of August 24, 2020, is by and among Griffin Industrial Realty, Inc., a Delaware corporation (the “Company”), and CM Change Industrial LP, a Delaware limited partnership (the “Investor”).

WHEREAS, in connection with the issuance by the Company of 504,590 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) on the date hereof to the Investor pursuant to that certain Securities Purchase Agreement, dated as of August 24, 2020 (the “Securities Purchase Agreement”), by and among the Company and the Investor, the Company is obligated to issue to the Investor the Contingent Value Rights (as defined below) for each Common Share.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned thereto in the Securities Purchase Agreement.  In addition to the terms defined in the Securities Purchase Agreement or elsewhere in this Agreement, the following terms have the meanings indicated:
(a)“Common Equity Purchase Price” shall equal $50.00 (as may be adjusted in accordance with Section 2(c)).
(b)“Contingent Value Rights” means 504,590 contingent value rights issued to the Investor subject to the terms and conditions contained herein (as may be adjusted in accordance with Section 2(c)).
(c)“Test Date” means the last Trading Day during the Lock-Up Period.
(d)“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.
(e)“VWAP” means the dollar volume-weighted average price for the Common Stock on the Trading Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc.  If the VWAP cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the VWAP of the Common Stock shall be the fair market value of the Common Stock on such date as mutually determined by the Company’s Board of Directors in good faith.
2.Contingent Value Rights.
(a)On the close of business as of the Test Date, the Company, together with the Investor, shall calculate the VWAP per Common Share for the period covering the last thirty (30) Trading Days of the Lock-Up Period, including, for the avoidance of doubt, the Test Date (the “Lock-Up Period VWAP”).
(b)Within ten (10) Business Days after the determination of the Lock-Up Period VWAP, the Company shall pay to the Investor, in immediately available funds to an account designated in writing by such Investor, an amount (the “Settlement Amount”) equal to (i) the number of Contingent Value Rights held by the Investor on the Test Date multiplied by (ii) the amount equal to the difference between (A) the Common Equity Purchase Price minus (B) the Lock-Up Period VWAP, which Settlement Amount shall not be less than zero nor, subject to Section 2(c) below, greater than $5.00 per Contingent Value Right (the “Settlement Cap”) (as may be adjusted in accordance with Section 2(c)).  For avoidance of doubt, (x) if the Lock-Up Period VWAP is equal to or greater than the Common Equity Purchase Price, no Settlement Amount shall be due and payable, and (y) in no event shall the Settlement Amount exceed $2,522,950.
(c)
(i)The terms “Contingent Value Rights”, “Lock-Up Period VWAP”, “Common Equity Purchase Price” and “Settlement Cap”, and any amount set forth herein, shall be adjusted appropriately to account for the occurrence of any stock split, subdivision, stock dividend or stock distribution (including without limitation relating to any non-cash distributions that are part of the Company’s earnings and profits distribution in connection with its conversion to a real estate investment trust) affecting the Common Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Common Stock), reclassification, capital reorganization, combination, consolidation or other similar recapitalization or event occurring after the date hereof and prior to the determination of the Settlement Amount, in each case, to increase or decrease, as applicable, such terms and amounts set forth therein to give effect to the economic adjustment in favor of the Investor resulting from such occurrence.
(ii)The terms “Common Equity Purchase Price” and “Settlement Cap”, and any amount set forth therein, shall be decreased (i) with respect to the “Common Equity Purchase Price”, on a dollar-for-dollar basis and (ii) with respect to the “Settlement Cap”, on an appropriate relative basis (e.g., 10% for every $1 decrease to the “Common Equity Purchase Price”), in each case to account for the occurrence of any cash dividend or cash distribution (including without limitation relating to any cash distributions that are part of the Company’s earnings and profits distribution in connection with its conversion to a real estate investment trust)

affecting the Common Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Common Stock) occurring after the date hereof and prior to the determination of the Settlement Amount, in each case to give effect to the economic adjustment in favor of the Investor resulting from such occurrence.
(iii)Any adjustments pursuant to Section 2(c)(i) or 2(c)(ii) above shall be set forth in a statement delivered by the Company to the Investor promptly following the end of each fiscal quarter, including in reasonable detail a description of such adjustments and the reasons therefore. Such notice shall be binding unless Investor objects in good faith to the calculations detailed therein within ten (10) Business Days of receipt of such notice.
3.Termination.  This Agreement shall terminate and the Investor shall no longer have any rights hereunder (to payment or otherwise) upon the payment by the Company of the Settlement Amount, if any, due to the Investor pursuant to Section 2, or upon the determination in accordance with the terms hereof that no Settlement Amount is payable.
4.Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither the Company nor the Investor may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor or the Company, as applicable.
5.No Rights as Stockholders.  This Agreement shall not entitle the Investor (or its successors or permitted assigns) to any voting rights or other rights as a stockholder of the Company.
6.Lock-Up.  The Investor agrees that it will not, without the prior written consent of the Company, transfer offer, sell, hypothecate, assign, pledge, bequest, contract to sell, or otherwise dispose of (by any means, voluntarily or involuntarily), or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Investor, directly or indirectly, of the Contingent Value Rights issued pursuant to this Agreement.
7.Incorporation of Certain Sections by Reference.  The following sections from the Securities Purchase Agreement shall be deemed incorporated by reference into this Agreement, with appropriate changes as the context requires: Sections 8(a), 8(b), 8(c), 8(d), 8(e), 8(f), 8(h),  8(j), 8(l), 8(m) and 8(n).

[Signature pages follow.]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement or has caused this Agreement to be duly executed by an authorized officer as of the day and year first above written.

COMPANY:

GRIFFIN INDUSTRIAL REALTY, INC.

By: /s/Anthony Galici
Name: Anthony J. Galici
Title: Vice President, Chief Financial Officer and Secretary

[Signature page to Contingent Value Rights Agreement]

INVESTOR:

CM CHANGE INDUSTRIAL LP

By: Cambiar GP Holdings LLC, its General Partner

By: /s/Michael Simanovsky
Name: Michael Simanovsky
Title: Authorized Person

[Signature page to Contingent Value Rights Agreement]